Exhibit 99.1

Provident Community Bancshares Reports Second Quarter Results

ROCK HILL, S.C.--(BUSINESS WIRE)--August 3, 2012--Provident Community Bancshares, Inc. (OTCBB: PCBS) (the “Corporation”) reported net income to common shareholders of $24,000 for the three months ended June 30, 2012 compared to a net loss to common shareholders of $110,000 for the same period in 2011. The improvement in 2012 was primarily due to a reduction in Other Real Estate Owned (“OREO”) expenses of $721,000 due to expense reductions and recoveries on OREO and the absence of any other-than-temporary impairment of securities in 2012 compared to $191,000 in 2011. The decrease in OREO expenses was partially offset by a reduction in net interest income due primarily to lower loan balances due to economic conditions and more stringent underwriting standards and a $195,000 provision for loan losses in the three months ended June 30, 2012. Net income per common share was $0.01 (diluted) for the three months ended June 30, 2012, versus a net loss of $0.06 per common share (diluted) for the same period in 2011. The net loss to common shareholders for the six months ended June 30, 2012 was $178,000, or $0.10 per share (diluted), compared to a net loss to common shareholders of $116,000 or $0.06 per share (diluted), for the same period in 2011.

At June 30, 2012, assets totaled $370.7 million, a decrease of $5.9 million, or 1.6%, from $376.6 million at December 31, 2011. Investment securities at June 30, 2012 decreased $12.4 million to $153.5 million from $165.9 million at December 31, 2011. Federal funds sold at June 30, 2012 increased $21.0 million to $35.8 million from $14.8 million at December 31, 2011 as a result of sales and maturities of securities. Net loans receivable decreased 10.0% to $140.5 million at June 30, 2012 as a result of lower demand and more stringent underwriting standards. Deposits decreased $2.0 million to $281.3 million at June 30, 2012. The decrease in deposits was due primarily to a reduction in funding needs. FHLB advances and other borrowings decreased $4.4 million to $60.3 million at June 30, 2012 due primarily to the maturation of borrowings. Shareholders’ equity increased $177,000, or 1.4%, to $12.6 million at June 30, 2012 from $12.5 million at December 31, 2011 due primarily to a $118,000 decrease in unrealized losses on securities available for sale along with net income before accrued preferred stock dividends of $59,000.

Nonperforming loans, which are primarily commercial real estate properties, were $17.2 million as of June 30, 2012, or 12.3% of total loans, as compared to $16.8 million at December 31, 2011, an increase of $417,000. OREO increased $1.2 million to $9.6 million at June 30, 2012 from $8.4 million at December 31, 2011, as a result of the foreclosure of four commercial real estate properties totaling $1.7 million. Bad debt charge-offs, net of recoveries, were $443,000 for the three months ended June 30, 2012 compared to $577,000 for the same period in 2011.

Dwight V. Neese, President and CEO, said “During the second quarter, our financial performance improved, but was still affected by the continued decline in real estate values in the markets we serve. The increase in our loan loss provision in the second quarter was necessary to cover valuation issues on commercial real estate loans. Our results reflect the positive outcome of proactive measures that were taken earlier to address uncertain market conditions. As a result, our capital ratios increased and higher underwriting standards and a profitable core banking operation contributed to an improved quarter. We continue to take a very conservative approach on all aspects of managing our loan portfolio, especially collateral valuations. While we realize the financial sector has more challenges ahead, we believe the actions we have taken over the past several years in dealing with risk management systems, loan review systems and technology improvements have prepared us to deal with whatever issues are yet to come. We also believe that we have aggressively identified and dealt with our problem loans and believe that the steps that we have taken will enable us to better manage our loan portfolio.”

COMPANY INFORMATION

Provident Community Bancshares, Inc. is the holding company for Provident Community Bank, N.A., which operates eight community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the Over The Counter Bulletin Board under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2011, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and six months ended June 30, 2012, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights (Unaudited) ($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
Income Statement Data	2012	2011	2012	2011

Net interest income	$1,814	$2,304	$3,765	$4,289
Provision for loan losses	195	--	630	--
Net interest income after loan loss provision	1,619	2,304	3,135	4,289
Non-interest income	658	660	1,275	1,306
Net gain on sale of investments	286	282	525	278
Other-than-temporary-impairment on securities	--	(191)	--	(191)
OREO property write-downs/disposition expense (recovery)	(65)	657	76	821
Non-interest expense	2,473	2,383	4,788	4,724
Expense for income taxes	12	7	12	18
Net income	143	8	59	119
Accretion of preferred stock to redemption value	3	2	3	3
Preferred dividends accrued	116	116	234	232
Net income (loss) to common shareholders	$24	($110)	($178)	($116)
Income (loss) per common share: basic	$0.01	($0.06)	($0.10)	($0.06)
Income (loss) per common share: diluted	$0.01	($0.06)	($0.10)	($0.06)
Weighted Average Number of
Common Shares Outstanding
Basic	1,790,599	1,790,599	1,790,599	1,790,599
Diluted	1,790,599	1,790,599	1,790,599	1,790,599

Balance Sheet Data	At 6/30/12	At 12/31/11

Total assets	$370,735	$376,645
Cash and due from banks	45,306	23,893
Investment securities	153,468	165,878
Loans	145,033	160,568
Allowance for loan losses	4,576	4,549
Deposits	281,275	283,249
FHLB advances and other borrowings	60,339	64,768
Junior subordinated debentures	12,372	12,372
Total liabilities	358,088	364,175
Shareholders’ equity	12,647	12,470
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599

Bank regulatory capital ratios:
Leverage ratio	6.68%	6.43%
Tier 1 capital ratio	12.68%	11.83%
Total risk-based capital ratio	13.94%	13.10%

Asset Quality

Non-performing loans	$17,223	$16,806
Troubled debt restructurings	8,643	8,486
Loans past due 90 days and still accruing interest	16	442
Other real estate owned	9,640	8,398
Total non-performing assets	$35,522	$34,132
Percentage of non-performing loans to total loans, net	12.26%	10.77%
Percentage of non-performing assets to total assets	9.58%	9.06%
Allowance for loan losses to problem assets	17.68%	17.68%
Allowance for loan losses to total loans	3.16%	2.83%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, 803-980-1863
President and CEO